Calculation of Filing Fee Tables
S-8
Zenas BioPharma, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Zenas BioPharma, Inc. 2024 Equity Incentive Plan - Common Stock, $0.0001 par value per share	457(a)	2,724,275	$ 24.64	$ 67,126,136.00	0.0001381	$ 9,270.12
2	Equity	Zenas BioPharma, Inc. 2024 Employee Stock Purchase Plan - Common Stock, $0.0001 par value per share	457(a)	544,855	$ 20.94	$ 11,409,263.70	0.0001381	$ 1,575.62
Total Offering Amounts:						$ 78,535,399.70		$ 10,845.74
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,845.74
Offering Note
[1]	1(a) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act") this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share ("Common Stock") as may be issued to prevent dilution from stock splits, stock dividends and similar transactions. 1(b) Represents 2,724,275 additional shares of Common Stock reserved for issuance under the Zenas BioPharma, Inc. 2024 Equity Incentive Plan (the "2024 Plan") on January 1, 2026, pursuant to an "evergreen" provision contained in the 2024 Plan, which provides that on January 1st of each year beginning in 2025 and continuing through and including 2034, the number of shares of Common Stock available for issuance under the 2024 Plan will automatically increase in an amount equal to the lesser of (A) five percent of the number of shares of Common Stock outstanding as of such date and (B) the number of shares of Common Stock determined by the board of directors of the Registrant on or prior to such date for such year. 1(c) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on March 12, 2026 to be $25.36 and $23.91, respectively.

[2]	2(a) Represents 544,855 additional shares of Common Stock reserved for issuance under the Zenas BioPharma Inc. 2024 Employee Stock Purchase Plan (as amended and restated, the "ESPP") on January 1, 2026, pursuant to an "evergreen" provision contained in the ESPP, which provides that on January 1st of each year beginning in 2025 and continuing through and including 2034, the number of shares of Common Stock available for issuance under the ESPP will automatically increase in an amount equal to the lesser of (A) one percent of the number of shares of Common Stock outstanding as of such date and (B) the number of shares of Common Stock determined by the board of directors of the Registrant on or prior to such date for such year, up to a maximum of 1,000,000 shares in the aggregate per year. 2(b) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act. The proposed maximum offering price per share is equal to 85% of $24.64, being the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on March 12, 2026 to be $25.36 and $23.91, respectively. Under the ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant's common stock on the offering date or the exercise date, whichever is less.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A